TITLE: NJSA 42 of the New Jersey Limited Liability Company Act.

CERTIFICATE OF FORMATION
(For Use by Domestic Limited Liability Companies)

THIS IS TO CERTIFY THAT, there is hereby organized a limited liability company under and by virtue of the above noted Statute, of the New Jersey Statutes.

1.	Name of Limited Liability Company: EAST BERGEN IMAGING, LLC

2.	Registered Agent:	William D. Farrell

	Registered Office:	14 Bluefield Avenue
Harrington Park, NJ 07640

3.	Dissolution date:	Perpetual Duration

The undersigned represent (s) that this Limited Liability Company has two or more members, and that this filing complies with requirements detailed in NJSA 42. The undersigned hereby attest(s) that they are authorized to sign this certificate on behalf of the Limited Liability Company.

Dated: May 11, 1998

/s/ Theresa M Cooper
Theresa M Cooper

New Jersey Department of State Division of Commercial Recording Registration of Alternate Name, Limited Liability Company

This form may be used to obtain an alternate name for a Limited Liability Company pursuant to New Jersey State law. Applicants must insure strict compliance with H1SA 42, the New Jersey Limited Liability Company Act and insure that all applicable filing requirements are met.

1.	Name of Limited Liability Company: EAST BERGEN IMAGING, LLC

2.	Purpose of LLC: TO PROVIDE MEDICAL DIAGNOSTIC IMAGING SERVICES

3.	LLC State: NEW JERSEY

4.	Original formation date: MAY 12, 1998

5.	Alternate name: 401 MEDICAL IMAGING

6.	Date name first used in NJ ( If other then effective date of filing):

The undersigned represent(s) that this Limited Liability Company intends to use the above referenced name in this State and has not used this name in violation of New Jersey State law.

Name	Date
/s/ William D. Farrell	11/11/98

William D. Farrell